 EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 25, 2013

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FIRST QUARTER 2013 RESULTS

	First Quarter
	2013	2012	%
Earnings
$ Millions	9,500	9,450	1
$ Per Common Share
Assuming Dilution	2.12	2.00	6

Capital and Exploration
Expenditures - $ Millions	11,775	8,834	33

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“ExxonMobil achieved strong results during the first quarter of 2013, while investing significantly to develop new energy supplies.  ExxonMobil’s financial performance enables continued investment to deliver the energy needed to help meet growing demand, support economic growth, and raise living standards around the world.

First quarter 2013 earnings were $9.5 billion, up 1% from the first quarter of 2012.

Capital and exploration expenditures for the first quarter were $11.8 billion, including $3.1 billion for the acquisition of Celtic Exploration Ltd.

The Corporation distributed $7.6 billion to shareholders in the first quarter through dividends and share purchases to reduce shares outstanding.”

FIRST QUARTER HIGHLIGHTS

•

Earnings of $9,500 million increased $50 million or 1% from the first quarter of 2012.

•

Earnings per share (assuming dilution) were $2.12, an increase of 6%.

•

Capital and exploration expenditures were $11.8 billion, up 33% from the first quarter of 2012.

•

Oil-equivalent production decreased 3.5% from the first quarter of 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production decreased 1.2%.

•

Cash flow from operations and asset sales was $14 billion, including proceeds associated with asset sales of $0.4 billion.

•

Share purchases to reduce shares outstanding were $5 billion.

•

Dividends per share of $0.57 increased 21% compared to the first quarter of 2012.

•

Rosneft and ExxonMobil have agreed to expand their 2011 Strategic Cooperation Agreement to include approximately 600,000 square kilometers (150 million acres) of additional exploration acreage in the Russian Arctic and potential participation by Rosneft in the Point Thomson project in Alaska. They have also agreed to conduct a joint study on a potential LNG project in the Russian Far East.

•

Production started from the Telok natural gas field, located offshore Malaysia in the South China Sea.  The Telok A platform is the first phase of the Telok natural gas project.

First Quarter 2013 vs. First Quarter 2012

Upstream earnings were $7,037 million in the first quarter of 2013, down $765 million from the first quarter of 2012.  Lower liquids realizations, partially offset by improved natural gas realizations, decreased earnings by $230 million.  Production volume and mix effects reduced earnings by $280 million.  All other items, including higher operating expenses, decreased earnings by $250 million.

On an oil-equivalent basis, production decreased 3.5% from the first quarter of 2012. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production decreased 1.2%.

Liquids production totaled 2,193 kbd (thousands of barrels per day), down 21 kbd from the first quarter of 2012 as field decline was partially offset by project ramp-up in West Africa.  The net impact of entitlement volumes, OPEC quota effects, and divestments was negligible.

First quarter natural gas production was 13,213 mcfd (millions of cubic feet per day), down 823 mcfd from 2012.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down 1.5%, as field decline was partially offset by lower downtime and higher demand.

Earnings from U.S. Upstream operations were $859 million, $151 million lower than the first quarter of 2012.  Non-U.S. Upstream earnings were $6,178 million, down $614 million from the prior year.

Downstream earnings were $1,545 million, down $41 million from the first quarter of 2012.  Stronger margins, mainly in refining, increased earnings by $780 million.  Volume and mix effects decreased earnings by $290 million.  All other items, including lower gains on asset sales, higher expenses, and foreign exchange effects, decreased earnings by $530 million.  Petroleum product sales of 5,755 kbd were 561 kbd lower than last year's first quarter reflecting the Japan restructuring and other divestment related impacts.

Earnings from the U.S. Downstream were $1,039 million, up $436 million from the first quarter of 2012.  Non-U.S. Downstream earnings of $506 million were $477 million lower than last year.

Chemical earnings of $1,137 million were $436 million higher than the first quarter of 2012.  Higher margins, mainly commodities, increased earnings by $320 million.  All other items, including gains on asset sales, increased earnings by $120 million.  First quarter prime product sales of 5,910 kt (thousands of metric tons) were 427 kt lower than last year's first quarter due mainly to the Japan restructuring.

Corporate and financing expenses were $219 million for the first quarter of 2013, down $420 million from the first quarter of 2012, reflecting favorable tax impacts.

During the first quarter of 2013, Exxon Mobil Corporation purchased 63 million shares of its common stock for the treasury at a gross cost of $5.6 billion.  These purchases included $5 billion to reduce the number of shares outstanding, with the balance used to acquire shares in conjunction with the company’s benefit plans and programs.  Share purchases to reduce shares outstanding are currently anticipated to equal $4 billion in the second quarter of 2013.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on April 25, 2013.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2012 Form 10-K.  We assume no duty to update these statements as of any future date.

Frequently used terms

This press release includes cash flow from operations and asset sales, which is a non-GAAP financial measure.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement.  Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release does not necessarily have the same meaning as under SEC Rule 13q-1 relating to government payment reporting.  For example, a single project for purposes of the rule may encompass numerous properties, agreements, investments, developments, phases, work efforts, activities, and components, each of which we may also informally describe as a “project”.

Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2013
(millions of dollars, unless noted)
	First Quarter
	2013	2012
Earnings / Earnings Per Share

Total revenues and other income	108,807	124,053
Total costs and other deductions	92,769	106,538
Income before income taxes	16,038	17,515
Income taxes	6,277	7,716
Net income including noncontrolling interests	9,761	9,799
Net income attributable to noncontrolling interests	261	349
Net income attributable to ExxonMobil (U.S. GAAP)	9,500	9,450

Earnings per common share (dollars)	2.12	2.00

Earnings per common share
- assuming dilution (dollars)	2.12	2.00

Other Financial Data

Dividends on common stock
Total	2,561	2,221
Per common share (dollars)	0.57	0.47

Millions of common shares outstanding
At March 31	4,446	4,676
Average - assuming dilution	4,485	4,716

ExxonMobil share of equity at March 31	167,001	157,012
ExxonMobil share of capital employed at March 31	184,375	177,137

Income taxes	6,277	7,716
Sales-based taxes	7,492	8,493
All other taxes	8,781	11,203
Total taxes	22,550	27,412

ExxonMobil share of income taxes of
equity companies	1,939	1,705

Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2013
(millions of dollars)
	First Quarter
	2013	2012
Earnings (U.S. GAAP)
Upstream
United States	859	1,010
Non-U.S.	6,178	6,792
Downstream
United States	1,039	603
Non-U.S.	506	983
Chemical
United States	752	433
Non-U.S.	385	268
Corporate and financing	(219)	(639)
Net income attributable to ExxonMobil	9,500	9,450

Cash flow from operations and asset sales (billions of dollars)

Net cash provided by operating activities (U.S. GAAP)	13.6	19.3
Proceeds associated with asset sales	0.4	2.5
Cash flow from operations and asset sales	14.0	21.8

Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2013

	First Quarter
	2013	2012
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	435	426
Canada/South America	264	248
Europe	195	228
Africa	453	464
Asia	804	802
Australia/Oceania	42	46
Worldwide	2,193	2,214

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,590	3,932
Canada/South America	328	377
Europe	4,473	4,447
Africa	9	12
Asia	4,515	5,011
Australia/Oceania	298	257
Worldwide	13,213	14,036

Oil-equivalent production (koebd) [1]	4,395	4,553

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2013

	First Quarter
	2013	2012
Refinery throughput (kbd)
United States	1,810	1,825
Canada	430	438
Europe	1,394	1,481
Asia Pacific	790	1,296
Other	152	290
Worldwide	4,576	5,330

Petroleum product sales (kbd)
United States	2,532	2,473
Canada	436	423
Europe	1,460	1,564
Asia Pacific	894	1,232
Other	433	624
Worldwide	5,755	6,316

Gasolines, naphthas	2,355	2,522
Heating oils, kerosene, diesel	1,792	2,096
Aviation fuels	453	458
Heavy fuels	460	505
Specialty products	695	735
Worldwide	5,755	6,316

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,364	2,365
Non-U.S.	3,546	3,972
Worldwide	5,910	6,337

Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2013
(millions of dollars)

	First Quarter
	2013	2012
Capital and Exploration Expenditures
Upstream
United States	2,090	2,422
Non-U.S.	8,757	5,657
Total	10,847	8,079
Downstream
United States	259	110
Non-U.S.	350	329
Total	609	439
Chemical
United States	114	74
Non-U.S.	202	239
Total	316	313

Other	3	3

Worldwide	11,775	8,834

Exploration expenses charged to income
included above
Consolidated affiliates
United States	127	103
Non-U.S.	316	417
Equity companies - ExxonMobil share
United States	1	1
Non-U.S.	1	6
Worldwide	445	527

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1]

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.